As filed with the Securities and Exchange Commission on September 30, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BANK OF NOVA SCOTIA

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

44 King St. West, Scotia Plaza, 8th Floor, Toronto, Ontario, Canada	M5H 1H1
(Address of Principal Executive Offices)	(Zip Code)

The Bank of Nova Scotia Employee Share Ownership Plan – United States

(Full title of the plan)

Hector Jimenez, Director, USA Regional Head of Operations

The Bank of Nova Scotia

250 Vesey Street

New York, New York 10281

(212) 225-5000

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Alan Singer

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

(215) 963-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value	500,000 shares(2)	$61.945	$30,972,500	$3,990

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low sales prices of the Common Shares of the Registrant reported on New York Stock Exchange on September 26, 2014.

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares as may hereinafter be offered to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

PART II      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, filed with or furnished to the Securities and Exchange Commission (the “Commission”) by The Bank of Nova Scotia (the “Registrant”), are hereby incorporated by reference:

(a)	Annual Report on Form 40-F for the fiscal year ended October 31, 2013;

(b)	Reports of Foreign Private Issuer on Form 6-K furnished on December 6, 2013 (excluding the last Form 6-K furnished on that date), March 4, 2014 (excluding the last Form 6-K furnished on that date), March 6, 2014, April 8, 2014, April 15, 2014, May 15, 2014, May 27, 2014 (excluding the last Form 6-K furnished on that date), May 29, 2014, June 17, 2014, July 9, 2014, August 8, 2014, August 26, 2014 (excluding the last Form 6-K furnished on that date) and September 5, 2014; and

(c)	The description of the Registrant’s common shares set forth in its Registration Statement on Form 20-F, filed on May 3, 2002, as amended by the description of the Registrant’s common shares set forth in its Annual Information Form dated December 6, 2013, filed as Exhibit No. 1 to its Annual Report on Form 40-F for the fiscal year ended October 31, 2013.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. In addition, any report furnished by the Registrant on Form 6-K shall be deemed to be incorporated by reference in this registration statement if and to the extent that such report on Form 6-K so provides.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed or furnished document that also is, or is deemed to be, incorporated by reference or deemed to be part of this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The by-laws of the Registrant provide that, subject to the limitations contained in the Bank Act (Canada) (the “Bank Act”), the Registrant will indemnify each director or officer, each former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of, or in a similar capacity for, another entity and such person’s heirs and personal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding in which they are involved because of their association with the Registrant or other entity, if (a) the person acted honestly and in good faith with a view to the best interests of, as the case may be, the Registrant or other applicable entity, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that the impugned conduct was lawful. The by-laws of the Registrant also provide that, subject to the limitations contained in the Bank Act, the Registrant may (i) purchase and maintain such insurance for the benefit of the persons referred to in the preceding sentence as the Registrant may from time to time determine, and (ii) advance amounts to such persons for the costs, charges and expenses of any proceeding referred to in the preceding sentence.

These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of United States federal securities laws.

The Registrant has purchased, at its expense, a directors’ and officers’ (Side A) liability insurance policy that covers individual directors and officers in circumstances where the Registrant is not able or permitted to indemnify such individuals.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

4.1	By-laws of The Bank of Nova Scotia

23.1	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page).

99.1	The Bank of Nova Scotia Employee Share Ownership Plan – United States, as amended.

Pursuant to the instruction to Item 8 of Form S-8, no opinion of counsel as to the legality of common shares is provided because the common shares to be issued under The Bank of Nova Scotia Share Ownership Plan – United States will not be original issue shares.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on September 30, 2014.

THE BANK OF NOVA SCOTIA

By:	/s/ Deborah M. Alexander
Deborah M. Alexander
Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Barbara Mason, Deborah M. Alexander, Jeffrey C. Heath and Sean D. McGuckin his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Brian J. Porter	President, Chief Executive	September 30, 2014
Brian J. Porter	Officer and Director
(Principal Executive Officer)

/s/ Sean D. McGuckin	Executive Vice President and	September 30, 2014
Sean D. McGuckin	Chief Financial Officer
(Principal Financial and
Accounting Officer)

[Signatures continued on next page]

[Signatures continued from previous page]

/s/ Nora A. Aufreiter	Director	September 30, 2014
Nora A. Aufreiter

/s/ Guillermo E. Babatz	Director	September 30, 2014
Guillermo E. Babatz

/s/ Ronald A. Brenneman	Director	September 30, 2014
Ronald A. Brenneman

	Director	, 2014
C.J. Chen

/s/ Charles H. Dallara	Director	September 30, 2014
Charles H. Dallara

/s/ David A. Dodge	Director	September 30, 2014
David A. Dodge

/s/ N. Ashleigh Everett	Director	September 30, 2014
N. Ashleigh Everett

/s/ John C. Kerr	Director	September 30, 2014
John C. Kerr

/s/ Thomas C. O’Neill	Director	September 30, 2014
Thomas C. O’Neill

/s/ Aaron W. Regent	Director	September 30, 2014
Aaron W. Regent

/s/ Indira V. Samarasekera	Director	September 30, 2014
Indira V. Samarasekera

/s/ Susan L. Segal	Director	September 30, 2014
Susan L. Segal

/s/ Paul D. Sobey	Director	September 30, 2014
Paul D. Sobey

/s/ Barbara S. Thomas	Director	September 30, 2014
Barbara S. Thomas

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of The Bank of Nova Scotia in the United States, in the City of New York, State of New York, on September 30, 2014.

By:	/s/ Kathryn M. Kiplinger
Name: Kathryn M. Kiplinger Title: Co-Head, US Corporate Banking & Head, Risk Assessment & Execution, The Bank of Nova Scotia

EXHIBIT INDEX

Exhibit No.	Description
4.1	By-laws of The Bank of Nova Scotia

23.1	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page).

99.1	The Bank of Nova Scotia Employee Share Ownership Plan – United States, as amended.